Exhibit 10.4

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

HHC RIVER PARK, INC.

as Purchaser,

SCOTT C. STAMM AND PATRICK D. BURROWS

as the Shareholders

and

PSYCHMANAGEMENT GROUP, INC.

Dated as of June 9, 2005

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2.28	No Misrepresentations	21
2.29	Improper Payments	21
2.30	No Undisclosed Liabilities	21
2.31	No Other Representations or Warranties	21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		21
3.1	Authority	21
3.2	Authorization/Execution	21
3.3	Organization and Good Standing; No Violation	22
3.4	Legal Proceedings	22
3.5	Solvency	22
3.6	No Conflicts; Consents	22
3.7	Availability of Funds; Performance of Obligations	23
3.8	Brokers and Finders	23

ARTICLE 4 COVENANTS OF THE SHAREHOLDERS		23
4.1	Access and Information; Inspection Period, Preparation of Exhibits and Disclosure Schedules	23
4.2	Conduct of Business	23
4.3	Negative Covenants	24
4.4	Consents	24
4.5	Additional Financial Information	25
4.6	No-Shop	25
4.7	Shareholders’ Efforts to Close	25
4.8	Updating of Disclosure Schedules	25
4.9	Code Section 338(h)(10) Election	26
4.10	S Corporation Status	26

ARTICLE 5 COVENANTS OF PURCHASER		26
5.1	Purchaser’s Efforts to Close	26
5.2	Required Governmental Approvals	26
5.3	Confidentiality	27
5.4	Enforceability	27
5.5	Waiver of Bulk Sales Law Compliance	27

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS		28
6.1	Accuracy of Representations and Warranties and Compliance with Obligations	28
6.2	Signing and Delivery of Instruments	28
6.3	Unfavorable Action or Proceeding	28
6.4	Governmental Authorizations	28

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		28
7.1	Accuracy of Representations and Warranties and Compliance with Obligations	29
7.2	Governmental Authorizations	29
7.3	Signing and Delivery of Instruments	29
7.4	Unfavorable Action or Proceeding	29

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7.5	No Material Adverse Change	29
7.6	Required Consents	29
7.7	Disclosure Schedules	29
7.8	Asset Purchase Agreement	29
7.9	Termination of Plans	29
7.10	Amendment of Split-Dollar Agreements	30

ARTICLE 8 TERMINATION		30
8.1	Termination	30
8.2	Termination Consequences	31

ARTICLE 9 POST-CLOSING MATTERS		31
9.1	Preservation and Access to Records After the Closing	31
9.2	Provision of Benefits of Certain Contracts	31
9.3	Employee Matters	32
9.4	Post-Closing Operations of the Company	32
9.5	Certain Employee Matters	32
9.6	Payment of Premiums	33

ARTICLE 10 SURVIVAL AND INDEMNIFICATION		33
10.1	Survival	33
10.2	Indemnification of Purchaser by Shareholders	33
10.3	Indemnification of Shareholders by Purchaser	35
10.4	Method of Asserting Claims	36
10.5	Right of Offset	38
10.6	Exclusive Remedy	39

ARTICLE 11 TAX AND COST REPORT MATTERS		39
11.1	Tax Matters	39

ARTICLE 12 MISCELLANEOUS PROVISIONS		40
12.1	Entire Agreement	40
12.2	Further Assurances and Cooperation	40
12.3	Successors and Assigns	40
12.4	Governing Law	40
12.5	Amendments	40
12.6	Notices	41
12.7	Headings	41
12.8	Confidentiality and Publicity	42
12.9	Third Party Beneficiary	42
12.10	Expenses and Attorneys’ Fees	42
12.11	No Waiver	42
12.12	Severability	42
12.13	Counterparts	43

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION

A	Post-Closing Escrow Agreement

B	Guaranty and Suretyship

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.5(g)	Consents to Company Change in Control
1.8	Provisions Relating to Contribution to EBITDA
2.3(c)	Company/Shareholder Consents and Conflicts
2.5(a)	Financial Statement Matters
2.5(c)	Changes Since Interim Balance Sheet Date
2.6	Tax Matters
2.7	Contracts
2.8	Listing of Assets
2.10	Intangible Property
2.11	Litigation
2.13	Insurance/Claims
2.14	Employees
2.15	Employee Benefits
2.16	Certain Interests
2.17	Intercompany Transaction
2.20	Payor Contracts
2.23	Powers of Attorney
2.24	Medicare/Medicaid Compliance
2.30	Indebtedness
3.6	Purchaser’s Conflicts and Consents
10.2(a)	Certain Indemnification Matters
11.1(b)	Allocation of Purchase Price

TABLE OF DEFINED TERMS

Term	Page
Acceleration Event	Schedule 1.8
Accounting Firm	7
Additional Contract	8
Affiliate	2
Agreement	1
Articles	1
Asset Purchase Agreement	4
Claim Notice	36
Closing	3
Closing Date	3
Closing Purchase Price Payment	3
COBRA Coverage	33
Code	13
Code Section 338(h)(10) Election	26
Commonly Controlled Entity	18
Company	1
Company Historical GAAP	6
Confidential Information	27
Contract	14
Contract Consents	4
Contribution to EBITDA	6
Control	2
Damages	33
Disclosure Schedules	2
Document Retention Period	31
Earn-Out Period	Schedule 1.8
Effective Time	3
Encumbrances	2
Environmental Laws	19
ERISA	17
Escrow Agreement	3
ESL	17
Estimated Net Assets	9
Execution Date	1
First Variable Payment Date	5
GAAP	6
Governmental Approvals	4
HIPAA	20
Hired Employee	32

Indemnified Party	35
Indemnifying Party	36
Indemnity Notice	37
Individually Identifiable Health Information	27
Intangible Property	16
Interim Balance Sheet Date	11
Knowledge of Purchaser	2
Knowledge of the Shareholders	2
Material Adverse Change	2
Material Adverse Effect	2
Mountain State	5
Mountain State Management Agreement	5
Net Assets	8
Net Assets Payment	9
Notice Period	36
Parent Guaranty	5
Parties	1
Party	1
Permitted Encumbrances	16
Person	2
Plan	17
Purchase Price	2
Purchaser	1
Relevant Claim	34
Second Variable Payment Date	6
Sections	1
SERP	29
Shareholder	1
Shares	1
Split-Dollar Agreements	30
Subsidiaries	12
Subsidiary	12
Superseded Agreements	40
Tax	14
Tax Claims	34
Taxes	14
Third Party Claim	36
Variable Payment A	5
Variable Payment B	6
Variable Payment C	7
Variable Payment D	7
WARN Act	18
Year 1 Additional Contract Contribution Target	7
Year 1 Existing Contract EBITDA Target	6
Year 2 Additional Contract Contribution Target	8
Year 2 Existing Contract EBITDA Target	6

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of June, 2005 (the “Execution Date”) by and between SCOTT C. STAMM AND PATRICK D. BURROWS (each a “Shareholder” and collectively, the “Shareholders”), HHC RIVER PARK, INC., a West Virginia corporation (“Purchaser”) and PSYCHMANAGEMENT GROUP, INC., a West Virginia corporation (the “Company”). The Shareholders, the Company and Purchaser are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS:

A. The Shareholders collectively own One Thousand (1,000) shares of Common Stock, $1.00 par value, of the Company (collectively, the “Shares”), and the Shares constitute all the issued and outstanding capital stock of the Company; and

B. Purchaser desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Purchaser, for the consideration and upon the terms and conditions contained in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF SHARES;

CONSIDERATION; CLOSING

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP.

(c) All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.

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(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

(g) “Disclosure Schedules” shall mean the schedules attached to and constituting a part of this Agreement.

(h) “Knowledge of Purchaser,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Donald Thayer, Peter Kavanaugh, Dave White, Tony Vadella, David Meyercord or Matt Lisagor after reasonable inquiry of employees or agents of Purchaser that were involved in its due diligence review of the Shareholders and the Company.

(i) “Knowledge of the Shareholders,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Scott C. Stamm or Patrick D. Burrows after reasonable inquiry of all employees of the Company responsible for the relevant matters.

(j) “Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Company, shall mean any material adverse change in or effect on the Company taken as a whole, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

(k) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

1.2 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Shareholders, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, proxies, preemptive rights, rights of first refusal, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, “Encumbrances”).

STOCK PURCHASE AGREEMENT – Page 2

1.3 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to the Shareholders for the purchase of the Shares (the “Purchase Price”) shall consist of:

(a) Three Million Three Hundred Sixty-five Thousand and 00/100 Dollars ($3,365,000.00) (the “Closing Purchase Price Payment”) which shall be payable in cash at the Closing;

(b) The Net Assets Payment, which shall be the payment delivered as set forth in Section 1.10 and shall, as applicable, be added to or be deducted from the Closing Purchase Price Payment at Closing, as set forth in Section 1.10;

(c) Variable Payment A described in Section 1.8(a);

(d) Variable Payment B described in Section 1.8(b);

(e) Variable Payment C described in Section 1.9(a); and

(f) Variable Payment D described in Section 1.9(b).

1.4 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. at the offices of Strasburger & Price, L.L.P., located at 901 Main Street, Suite 4300, Dallas, Texas, on or before five (5) business days after all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date or such other date, time and place as the Parties shall mutually agree (the “Closing Date”). The Closing with respect to the transfer of the Shares, shall be deemed to have occurred and to be effective as between the Parties as of 12:01 a.m., Eastern Daylight Time, on the Closing Date (the “Effective Time”).

1.5 Items to be Delivered by Shareholders at Closing. At or before the Closing, the Shareholders shall deliver to Purchaser the following, duly executed by the Shareholders (and/or the Company) where appropriate and in the form attached hereto as an Exhibit:

(a) The original certificates representing the Shares, duly endorsed for immediate transfer, or with appropriate stock powers with respect thereto, duly endorsed in blank by the Shareholders;

(b) Post-Closing Escrow Agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”);

(c) original certificates of good standing, or comparable status, of the Company, issued by the State of West Virginia, dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(d) a certificate executed by each Shareholder certifying to Purchaser (i) that all the representations and warranties of the Shareholders and the Company contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that the Shareholders and the Company have in all material respects performed or complied with the covenants and agreements required of the Shareholders and the Company set forth in this Agreement to be

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satisfied by the Closing Date, and (iii) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by the Shareholders;

(e) a certificate of the corporate Secretary of the Company certifying to Purchaser (i) the incumbency of the officers of the Company on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (ii) the due adoption and text of the resolutions of the directors of the Company, authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by the Company, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(f) releases of liens and mortgages and UCC termination statements for any and all liens, mortgages, security interests, restrictions and financing statements with respect to any of the assets of the Company (other than those exclusively relating to any of the Contracts and any Permitted Encumbrances) by the holders of such liens or mortgages or the secured parties named in such financing statements or written understandings to provide same to Purchaser upon payment of the amounts secured thereby;

(g) all consents to the change in control of the Company from the third parties listed in Schedule 1.5(g) required to approve the change in control of the Company (the “Contract Consents”);

(h) all governmental approvals and authorizations that are required for the consummation of the transactions contemplated by this Agreement (the “Governmental Approvals”);

(i) the Asset Purchase Agreement by and between Purchaser and Mountain State Behavioral Health Services, LLC, a West Virginia limited liability company (the “Asset Purchase Agreement”), and all items and documents required to be delivered therewith; and

(j) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.6 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to the Shareholders the following, duly executed by Purchaser where appropriate:

(a) payment of the Closing Purchase Price Payment on the Closing Date by wire transfer of immediately available funds to the Shareholders to the accounts specified by the Shareholders, which accounts the Shareholders shall specify to Purchaser not less than three (3) business days prior to the Closing Date in writing;

(b) a certificate of Purchaser, executed by the President or any Vice President of Purchaser, certifying to the Shareholders (i) that all the representations and warranties of Purchaser contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an

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earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Purchaser has in all material respects performed or complied with the covenants and agreements required of Purchaser set forth in this Agreement required to be satisfied by the Closing Date and (iii) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;

(c) a certificate of the corporate Secretary of Purchaser certifying to the Shareholders (i) the incumbency of the officers of Purchaser on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(d) original certificate of good standing, or comparable status, of Purchaser, issued by the West Virginia Secretary of State dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(e) the Escrow Agreement;

(f) the Asset Purchase Agreement and all items and documents required to be delivered therewith;

(g) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof; and

(h) the Guaranty and Suretyship Agreement of Horizon Health Corporation attached to this Agreement as Exhibit B (the “Parent Guaranty”).

1.7 Termination of Mountain State Management Agreement. Notwithstanding any provision to the contrary contained in this Agreement, the Parties agree that, as of the Effective Time, that certain Management Agreement dated October 31, 2000 (the “Mountain State Management Agreement”) by and between the Company and Mountain State Behavioral Health Services, LLC (“Mountain State”) shall terminate; provided, however, that all amounts owed by Mountain State to the Company as of the Effective Time under the Mountain State Management Agreement shall remain payable by Mountain State.

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1.8 Variable Payments A and B.

(a) On or before ninety (90) days after the end of the twelve month period described below (the “First Variable Payment Date”), Purchaser shall make an additional payment to the Shareholders (“Variable Payment A”) pro rata in accordance with the percentage of the total Shares held by each Shareholder in an amount equal to $498,778.00 subject, however, to the following adjustments:

(i) In the event that the Contribution to EBITDA for the 12-month period commencing as of the first day of the month after the month in which the Closing occurs is less than $600,000.00 (the “Year 1 Existing Contract EBITDA Target”) then Variable Payment A shall be decreased by six times (6x) the amount that the Contribution to EBITDA for such 12-month period is less than the Year 1 Existing Contract EBITDA Target; or

(ii) In the event that the Contribution to EBITDA for such 12-month period is more than the Year 1 Existing Contract EBITDA Target, then, subject to the provisions of subsection 1.8(f) below, Variable Payment A shall be increased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is in excess of the Year 1 Existing Contract EBITDA Target.

(b) On or before ninety (90) days after the end of the twelve month period described below (the “Second Variable Payment Date”), Purchaser shall make an additional payment to the Shareholders (“Variable Payment B”) pro rata in accordance with the percentage of the total Shares held by each Shareholder in an amount equal to $335,300.00 subject, however, to the following adjustments:

(i) In the event that the Contribution to EBITDA for the second 12-month period commencing after the first twelve month period referenced in Section 1.8(a) above is less than $937,500.00 (the “Year 2 Existing Contract EBITDA Target”) then Variable Payment B shall be decreased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is less than the Year 2 Existing Contract EBITDA Target; or

(ii) In the event that the Contribution to EBITDA for such 12-month period is more than the Year 2 Existing Contract EBITDA Target, then, subject to the provisions of subsection 1.8(f) below, Variable Payment B shall be increased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is in excess of the Year 2 Existing Contract EBITDA Target.

(c) For the purposes of this Section 1.8, the term “Contribution to EBITDA” shall mean the operating margin earned by the Company on that certain Management Agreement dated November 1, 2003, by and between St. Mary’s Medical Center, Inc. and the Company for the applicable period, all as determined by Purchaser in accordance with generally accepted accounting principles consistently applied (“GAAP”), including the methods and practices as historically applied by the Company prior to the Closing and as are reflected in the unaudited balance sheet of the Company as of April 30, 2005 (“Company Historical GAAP”). As specified in Section 9.4, Purchaser shall maintain its separate corporate existence until the Second Variable Payment Date. The principles and methodologies for determining the Contribution to EBITDA and other terms and conditions relating to the payment of Variable Payment A and Variable Payment B hereunder shall be as specified in Schedule 1.8.

(d) Purchaser shall deliver to the Shareholders its determination of the applicable Contribution to EBITDA with each of Variable Payment A and B. The Shareholders may dispute such determination and have such determination finally resolved in accordance with the procedures provided in Section 1.8(e).

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(e) Should the Shareholders disagree with Purchaser’s determination of Contribution to EBITDA, the Shareholders shall notify Purchaser within fifteen (15) days after Purchaser’s delivery of its determination of Contribution to EBITDA and the applicable Variable Payment to the Shareholders. In the event that the Shareholders and Purchaser are not able to agree on the actual Contribution to EBITDA within thirty (30) days after the Shareholders’ delivery of notice of disagreement, the Shareholders and Purchaser shall each have the right to require that such disputed determination be submitted to Arnett & Foster, PLLC, or if Arnett & Foster, PLLC is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as the Shareholders and Purchaser may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Contribution to EBITDA). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Contribution to EBITDA. The Accounting Firm’s determination shall be binding upon the Shareholders and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by the Shareholders and Purchaser.

(f) Notwithstanding any provision of this Agreement to the contrary, the cumulative total amount of Variable Payment A, Variable Payment B, Variable Payment C and Variable Payment D shall be capped and not exceed Four Million Two Hundred Fifteen Thousand Dollars ($4,215,000) in the aggregate.

1.9 Variable Payments C and D.

(a) Subject to the satisfaction of the contingency described in Section 1.9(c), on or before the First Variable Payment Date, Purchaser shall make an additional payment to the Shareholders (“Variable Payment C”) pro rata in accordance with the percentage of the total Shares held by each Shareholder in an amount equal to $800,000.00 subject, however, to the following adjustments:

(i) In the event that the Contribution to EBITDA for the 12-month period commencing as of the first day of the month after the month of the effective date of the Additional Contract is less than $403,000.00 (the “Year 1 Additional Contract Contribution Target”) then Variable Payment C shall be decreased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is less than the Year 1 Additional Contract Contribution Target; or

(ii) In the event that the Contribution to EBITDA for such 12-month period is more than the Year 1 Additional Contract Contribution Target, then, subject to the provisions of subsection 1.8(f) above, Variable Payment C shall be increased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is in excess of the Year 1 Additional Contract Contribution Target.

(b) Subject to the satisfaction of the contingency described in Section 1.9(c), on or before the Second Variable Payment Date, Purchaser shall make an additional payment to the Shareholders (“Variable Payment D”) pro rata in accordance with the percentage of the total

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Shares held by each Shareholder in an amount equal to $800,000.00 subject, however, to the following adjustments:

(i) In the event that the Contribution to EBITDA for the 12-month period commencing after the first 12-month period referenced in Section 1.9(a) above is less than $390,000.00 (the “Year 2 Additional Contract Contribution Target”) then Variable Payment D shall be decreased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is less than the Year 2 Additional Contract Contribution Target; or

(ii) In the event that the Contribution to EBITDA for such second 12-month period is more than the Year 2 Additional Contract Contribution Target, then, subject to the provisions of subsection 1.8(f) above, Variable Payment D shall be increased by six times (6x) the amount that the actual Contribution to EBITDA for such 12-month period is in excess of the Year 2 Additional Contract Contribution Target.

(c) Neither Variable Payment C nor Variable Payment D will be due or be paid by Purchaser to the Shareholders unless the Company shall have executed and commenced services under either the Camden Clark Memorial Hospital Management Agreement or some other management agreement of similar form and structure and having a term of not less than five (5) years (the “Additional Contract”) on or prior to March 31, 2006, in a form reasonable and acceptable to Purchaser. No Variable Payment C or Variable Payment D shall be due if the Additional Contract is not signed and commenced on or before March 31, 2006.

(d) For the purposes of this Section 1.9, the term “Contribution to EBITDA” shall mean the operating margin earned by the Company on the Additional Contract for the applicable period, all as determined by Purchaser in accordance with Company Historical GAAP. The principles and methodologies for determining the Contribution to EBITDA and other terms and conditions relating to the payment of Variable Payments hereunder shall be as specified in Schedule 1.8.

(e) Purchaser shall deliver to the Shareholders its determination of the applicable Contribution to EBITDA with each Variable Payment. The Shareholders may dispute such determination and have such determination finally resolved in the same manner and within the same time periods as are applicable under Section 1.8(e).

1.10 Net Assets Settlement.

(a) As used herein, the term “Net Assets,” as determined in accordance with Company Historical GAAP, shall mean the current assets of the Company, less (i) the outstanding liabilities of the Company (including the amount of accrued paid time off liability for the employees listed in Schedule 2.5(a) as described below), and (ii) 16% of the amount of accrued ESL of all employees of the Company. Except as set forth below, in the event an accounting principle, including the methods and practices as historically applied by the Company is not in accordance with GAAP, it shall not constitute Company Historical GAAP for any purpose under this Agreement and shall not be followed in the determination of Net Assets under this Section 1.10 or the determination of EBITDA of the Company under Sections 1.8 or 1.9 hereof. Notwithstanding the provisions set forth above, the Parties understand and agree that the Company’s historical practice of not recording accrued employee paid time off liability,

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including the accrued paid time off liability listed in Schedule 2.5(a) relating to certain of the Company’s employees, is not in accordance with GAAP, and that such accrued paid time off liability shall nevertheless be taken into account for all purposes under this Agreement, including in connection with the determination of the Net Assets of the Company under this Section 1.10.

(b) At least ten (10) business days prior to the Closing, the Shareholders shall in good faith deliver to Purchaser a reasonable estimate of Net Assets as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available (“Estimated Net Assets”) and containing reasonable detail and supporting documents showing the derivation of such estimate. The “Net Assets Payment” shall equal the difference between the Estimated Net Assets and $0.00. If Estimated Net Assets exceeds $0.00, the Net Assets Payment shall be added to the Closing Purchase Price Payment. If Estimated Net Assets is less than $0.00, the Closing Purchase Price Payment shall be reduced by the amount of the Net Assets Payment. Within ninety (90) days after the Closing, Purchaser shall deliver to the Shareholders its determination of the Net Assets as of the Effective Time. Each Party shall have full access to the financial books and records pertaining to the Company to confirm or audit Net Assets computations. Should the Shareholders disagree with Purchaser’s determination of Net Assets, the Shareholders shall notify Purchaser in writing within fifteen (15) days after Purchaser’s delivery of its determination of Net Assets and state the basis for their disagreement. If the Shareholders and Purchaser fail to agree within thirty (30) days after the Shareholders’ delivery of notice of disagreement on the amount of Net Assets, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.10(c), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Net Assets. The Purchase Price shall be increased or decreased based on the difference between the actual Net Assets as of the Effective Time and the Estimated Net Assets calculated at the Closing and, within five (5) business days after determination thereof, any excess of actual Net Assets over Estimated Net Assets shall be paid in cash to the Shareholders, and any deficiency in actual Net Assets versus Estimated Net Assets shall be paid in cash to Purchaser pursuant to the Escrow Agreement, in either case without interest on such amount.

(c) Dispute of Adjustments. In the event that the Shareholders and Purchaser are not able to agree on the actual Net Assets within thirty (30) days after the Shareholders’ delivery of notice of disagreement in accordance with Section 1.10(b) hereof, the Shareholders and Purchaser shall each have the right to require that such disputed determination be submitted to the Accounting Firm for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Assets). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Net Assets. The Accounting Firm’s determination shall be binding upon the Shareholders and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by the Shareholders and Purchaser.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as otherwise indicated on the applicable Disclosure Schedules expressly related to the particular representation or warranty stated below in this Article 2, the Shareholders hereby jointly and severally represent and warrant to Purchaser as to the following matters as of the Execution Date. Except as otherwise provided herein, the Shareholders shall be deemed to remake all of the following representations and warranties jointly and severally as of the Closing Date and the Effective Time:

2.1 Authority. The Company has full corporate power and authority to enter into this Agreement and all documents required to be delivered hereunder and full corporate power and authority to carry out and perform the transactions contemplated herein.

2.2 Authorization/Execution. All corporate and other actions required to be taken by the Shareholders and the Company to authorize the execution, delivery and performance of this Agreement, all documents executed by the Shareholders and the Company which are necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained by the Shareholders and the Company. No other corporate or other action on the part of the Shareholders or the Company is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated herein. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by the Shareholders and the Company and, assuming due and valid execution by, and enforceability against, Purchaser, this Agreement and all documents delivered hereunder constitute valid and binding obligations of the Shareholders and the Company enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Company has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

(c) Except as provided in Schedule 2.3(c), the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which the Shareholders and the Company are or will be a Party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon the Shareholders or the Company; (ii) violate any law, rule or regulation applicable to the Shareholders or the Company; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which,

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with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the assets of the Company or the Shares under, any Material Contract, lease, sales order, purchase order, indenture, mortgage, note, bond or license to which the Company is a Party, or by which the Company is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company; or (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company.

2.4 Title to Shares. The Shareholders are the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Encumbrances. The Shareholders have not granted and are not a party to any agreement granting preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Shares. At the Closing, the Shareholders will convey to Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances.

2.5 Financial Statements; Changes.

(a) The Shareholders have delivered to Purchaser the unaudited balance sheets for the Company at December 31, 2004, 2003 and 2002, and the related statements of operations for the periods then ended. All such financial statements have been prepared in conformity with Company Historical GAAP applied on a consistent basis throughout such periods. Such statements of operations present fairly in all material respects the results of operations of the Company for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates. Except as set forth in Schedule 2.5(a), since December 31, 2004, there has been no change in any of the significant accounting policies, practices or procedures of the Company.

(b) The Shareholders have delivered to Purchaser an unaudited balance sheet for the Company at April 30, 2005 (the “Interim Balance Sheet Date”) and the related statement of operations for the four-month period then ended. Such interim financial statements have been prepared in conformity with Company Historical GAAP. The interim statement of operations presents fairly in all material respects the results of the operations of the Company for the period covered, and the interim balance sheet presents fairly in all material respects the financial condition of the Company at the Interim Balance Sheet Date. Such interim financial statements reflect all adjustments necessary for a fair presentation of the financial information contained therein other than normal year-end adjustments which are not material in amount in the aggregate. At the Interim Balance Sheet Date, the Company had no material liability (actual, contingent or accrued) that, in accordance with Company Historical GAAP applied on a consistent basis, should have been shown or reflected on the interim balance sheet but was not.

(c) Except as set forth in Schedule 2.5, since the Interim Balance Sheet Date, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any change in or event affecting the Company or the Shareholders, that has had or would reasonably be expected to have a Material Adverse Effect; or

(ii) any strike or other labor dispute; or

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(iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of the Company that is material or that has involved or may involve a material loss to the Company in excess of applicable insurance coverage.

2.6 Tax and Other Returns and Reports. Except as set forth in Schedule 2.6:

(a) For purposes of this Agreement, “Tax” or “Taxes” shall be defined as set forth below in Section 2.6(c) and shall include (i) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of any predecessor or previously owned entity and (ii) any liability for any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group. For purposes of this Section 2.6 and Schedule 2.6, with respect to matters pertaining to this Section 2.6, the terms “Company,” “Subsidiary” and “Subsidiaries” shall include all entities currently or previously owned, directly or indirectly, by the Company.

(b) Tax Returns and Audits.

(i) The Company has timely filed (taking into account valid extensions of the time for filing) all Tax returns required to have been filed and all such Tax returns were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax return) (A) for all tax years of periods that ended on or before December 31, 2004 will have been timely paid in full on or prior to the Closing Date and (B) for all tax years or periods that began prior to, on or after December 31, 2004 and end on or before the Closing Date and, with respect to any tax year or period beginning prior to, on or after December 31, 2004 and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date if due and payable prior to the Closing Date, will have been timely paid in full on or prior to the Closing Date, or in the case of either (A) or (B) above, will have been accrued and adequately disclosed and fully provided for on the books and records of the Company in accordance with GAAP. The Company is not currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) The Company and the Shareholders have made available (or will make available through the date of Closing) to Purchaser (i) correct and complete copies of all Tax returns of the Company and (ii) any examination reports, statements of deficiencies and assessments by any governmental authority against or agreed to by the Company since the Company’s formation. The Company does not expect any authority to assess additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of the Company claimed, threatened or otherwise raised by any authority. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(iv) All material liabilities of the Company for any unpaid Taxes (whether or not shown to be due on any Tax return) have either (A) been accrued for or reserved on the Company financial statements in accordance with GAAP or (B) with respect to material unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company have been recorded on the books of the Company in the ordinary course.

(v) There are no liens or security interests on any of the assets of the Company or the Shares that arose in connection with any failure (or alleged failure) to pay any Tax.

(vi) The Company has not filed any consent agreement under Section 341(f) of the Internal Revenue Code of 1986 (the “Code”) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(2) of the Code) owned by the Company. No property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

(vii) The Company is not under any obligation to make a payment that will not be deductible because of the application of Sections 280G, 404, 162(m) and/or 4999 of the Code. The Company has disclosed on its Tax returns all positions taken therein that could give rise to a substantial understatement (i) of federal income tax under Code Section 6662 or (ii) of any Tax under a similar provision of state, local or foreign Tax law. The Company has not engaged in any transaction which would be treated as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or otherwise been involved in a transaction which would require it to disclose a “reportable transaction.” The Company has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. The Company has not been a party to any Tax allocation or sharing agreement. Neither the Company nor its Subsidiaries is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) The Company is and has been in full compliance with all terms and conditions of any Tax exemptions, Tax holidays or other Tax reduction agreements. The consummation of the transactions contemplated herein will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distribution corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (a) in the two year prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(c)).

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(x) The Company has not, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.

(xi) The Company is not a partner in any entity classified as a partnership for federal income tax purposes.

(xii) The Company has not made an election under Treasury Regulations Section 301.7701-3 with respect to any entity.

(xiii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending prior to, on, or after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of federal state, local or foreign income Tax law).

(xiv) During the time it has been in existence, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. Schedule 2.6 identifies each Subsidiary of the Company that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times from the date shown on Schedule 2.6 through the Closing Date.

(c) “Tax” and “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(d) The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Code Section 338(h)(10) election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

2.7 Contracts. Schedule 2.7 lists each contract or agreement to which the Company is a party or to which any of its properties are subject or by which any thereof is bound. Unless otherwise so noted in Schedule 2.7, each such Contract was entered into in the ordinary course of business. As used herein, “Contract” means any contract that (a) after the Interim Balance Sheet Date obligates the Company to pay any amount, requires the Company to perform any services or otherwise obligates the Company in any manner, (b) has an unexpired term as of the Interim Balance Sheet Date in excess of twelve (12) months that is not terminable upon ninety (90) days or less notice by the Company at any time during the term, without penalty, (c) contains a

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covenant not to compete or otherwise significantly restricts business activities, (d) limits the ability of the Company to conduct its business, including as to manner or place, (e) grants a power of attorney, agency or similar authority to another person or entity, (f) contains a right of first refusal, (g) constitutes a collective bargaining agreement including any collective bargaining agreement with physicians or any other referral source, (h) constitutes an employment or severance agreement with any director, officer or employee of the Company or the Shareholders, (i) represents a contract upon which the business of the Company is substantially dependent or a contract which is otherwise material to the business of the Company, (j) represents a contract with a physician or an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any contract with a pharmacy or any other supplier of medical products, (k) represents a contract with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395m(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest, (l) represents a third party payor, managed care or preferred provider organization contract, or (m) was not made in the ordinary course of business. True, correct and complete copies of the Contracts and any other contracts of the Company, including all amendments and supplements, have been made available to Purchaser. Each Contract is valid and subsisting; except as set forth in Schedule 2.7, the Company has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth in Schedule 2.7, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by the Company (or any other party or obligor with respect thereto), has occurred or as a result of the execution of this Agreement or its performance will occur.

2.8 Real and Personal Property; Title to Property; Leases. The Company does not own or lease any real property. The Company does not lease any personal property. All assets of the Company are listed in Schedule 2.8.

2.9 Capitalization of the Company. The authorized capital stock of the Company consists of One Thousand (1,000) shares of Common Stock, $1.00 par value, of which One Thousand (1,000) shares are validly issued and outstanding. All such outstanding shares of capital stock of the Company are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company are owned of record and beneficially by the Shareholders. As of the Execution Date and immediately prior to Closing, Scott C. Stamm owns 667 shares of the Company’s Common Stock and Patrick D. Burrows owns 333 shares of the Company’s Common Stock. The Company has provided to Purchaser a correct and complete copy of the stock registry and stock transfer records of the Company listing all Shareholders of the Company and the outstanding share certificates and total number of shares issued to each stockholder of the Company since its inception. The Company has no other capital stock authorized for issuance and has no treasury shares. The Company has not purchased any shares of its capital stock from Shareholders within the three (3) year period prior to the Execution Date. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock of the Company or any other security constituting, or convertible or exchangeable into, capital stock of the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding or authorized capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any

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exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Execution Date or the Closing Date.

2.10 Intangible Property. Schedule 2.10 lists any and all marks and other material items of intangible property in which the Company has an interest and the nature of such interest (the “Intangible Property”). Except as shown in Schedule 2.10, the Intangible Property includes all permits or other rights with respect to any of the foregoing. The Company has complete rights to use or ownership of all Intangible Property required for use in connection with the business of the Company. Except as disclosed in Schedule 2.10, the Company does not use any Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as shown in Schedule 2.10, and except for any lien for Taxes not yet due and payable (collectively, “Permitted Encumbrances”), the Intangible Property of the Company is fully assignable free and clear of any encumbrances. The Company has in all material respects performed all obligations required to be performed by, and the Company is not in default in any material respect under, any contract relating to any of the foregoing. The Company has not received any notice to the effect (or otherwise has Knowledge) that such intangible property or any use thereof by the Company conflicts with or infringes (or allegedly conflicts with or infringes upon) the rights of any Person.

2.11 Legal Proceedings. Except as set forth in Schedule 2.11, there is no order or action pending, or, to the Knowledge of the Shareholders threatened, against or affecting the Company, or any of its respective properties or assets that involves a claim of aggregate liability in excess of $25,000 against the Company. Schedule 2.11 lists each order and each action that involves claim of aggregate liability in excess of $25,000 against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by, the Company.

2.12 Accounting Records; Internal Controls.

(a) Accounting Records. The Company has records that accurately and validly reflect its respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with Company Historical GAAP so as to maintain accountability for assets.

(b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

2.13 Insurance. Schedule 2.13 lists all insurance policies and bonds that are maintained by the Company and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts for the previous five (5) years and basic coverages (including applicable deductibles) for each such insurance policy and bond. The Company is not in default under any insurance policy or bond. The Company has timely filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.13 lists all claims in excess of $20,000 which have been made by the Company in the last two (2) years under any insurance policy or bond. Except as set forth in

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Schedule 2.13, all insurance policies and bonds are in full force and effect. Except as shown in Schedule 2.13, the Company has not received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the Company or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental entity requiring or recommending any action which has not been taken.

2.14 Employees.

(a) Schedule 2.14 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued paid time off and extended sick leave (“ESL”), the paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of the Company and indicating whether such employee is a part-time or full-time employee. The maximum accrual for ESL for employees of the Company is 160 hours and no employee currently has an amount of accrued ESL in excess of such maximum. Except as shown in Schedule 2.14, there are no employment agreements or severance agreements with employees of the Company. Notwithstanding any amounts listed in Schedule 2.14 for accrued paid time off for the Shareholders, the Shareholders hereby waive and forfeit all such amounts and agree that the Company is not liable for these amounts after the Effective Time.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of the Company. There is no unfair labor practice complaint against the Company pending, or to the Knowledge of the Shareholders threatened, before the National Labor Relations Board. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the Knowledge of the Shareholders threatened by or involving the employees of the Company.

2.15 Employee Benefits.

(a) Except as set forth in Schedule 2.15, neither the Company nor any Subsidiary has or has ever had any pension, retirement, savings, deferred compensation, or profit-sharing plan, bonus, nor other incentive plan, severance plan, health, group insurance or other welfare plan, or any other similar plan, and any “employee plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of the Company have or may have any current or future right to benefits (the term “plan” shall include any written contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). Each Plan is in material compliance with all requirements of ERISA and the Code.

(b) Except as set forth in Schedule 2.15, neither the Company nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has the Company or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan

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within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. The Company has performed timely and shall timely perform all obligations of the Company and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.15, “Commonly Controlled Entity”) means any corporation, trade, business, or entity under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(c) Each employee, former employee and independent contractor of the Company has been properly classified as such for all purposes under the Code and ERISA.

2.16 Certain Interests. Except as shown in Schedule 2.16, no Affiliate of the Company, nor any officer or director of any thereof, nor any associate of any such individual, has any material interest in any property used in or pertaining to the business of the Company; no such Person is indebted or otherwise obligated to the Company; and the Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or the successor or assign of any thereof to any Person.

2.17 Intercompany Transactions. Except as shown in Schedule 2.17, the Company has not engaged in any transaction with any Affiliate of the Company. Except as shown in Schedule 2.17, the Company has no liabilities or obligations to any Affiliate of the Company, and no Affiliate of the Company has any liabilities or obligations to the Company.

2.18 Inventory. The Company does not have and has never had any inventory.

2.19 Receivables. The accounts receivable reflected on the books and records of the Company arose from bona fide commercial transactions, and the financial statements referred to in Section 2.5 include all material refunds, discounts or setoffs payable or assessable with respect to such accounts receivable, taken as a whole.

2.20 Third Party Payors and Suppliers. Schedule 2.20 lists the names of and describes all Contracts with and the respective percentage of the revenues of the business of the Company for the year ended December 31, 2004, attributable to the ten largest third party payors and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the business of the Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.21 Worker Adjustment and Retraining Notification (WARN). The Shareholders and the Company have complied with the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. §2102, et seq., as amended (the “WARN Act”), insofar as applicable to any acts or transactions with respect to the operation of the Company prior to the Closing.

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2.22 Environmental Compliance.

(a) The Company is in material compliance with all applicable Environmental Laws. As used herein, “Environmental Laws” shall mean all applicable federal, state or local laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all federal, state or local laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq., and the rules and regulations promulgated thereunder.

(b) The Company has obtained all material permits required under applicable Environmental Laws for the use, operation or ownership of the business of the Company. The Company is in material compliance with each such applicable material permit. No federal, state or local governmental entity has notified the Company that any such material permits may or will be suspended, cancelled, revoked or materially modified, or cannot be renewed in the ordinary course of business.

(c) The Company has not received from any federal, state or local governmental entity or other person any written order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning the business of the Company.

(d) No judicial proceeding, action, claim, suit, or governmental or administrative action is pending or, to the Knowledge of the Shareholders, threatened, under any applicable Environmental Law pursuant to which the Company is or to the Knowledge of the Shareholders could be reasonably expected to be named as a party with respect to the business operations of the Company.

(e) The Company has not entered into any agreement with any federal, state or local governmental entity or any other person pursuant to which the Company assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances.

2.23 Powers of Attorney. Except as set forth in Schedule 2.23, the Company has not given any power of attorney (irrevocable or otherwise) to any person for any purpose, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.24 Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct its business as such are being conducted. In order to

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conduct its business operations as presently conducted, the Company is not required to hold any licenses, permits and other governmental approvals or authorizations except for the licenses currently held by the Company as set forth in Schedule 2.24. The licenses listed in Schedule 2.24 are in full force and effect, and the Company is in full compliance in all material respects with all requirements of each license that it holds. The Company has made all material filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which the Company is bound or to which the Company is subject. The Company has not received nor, to the Knowledge of the Shareholders, is the Company subject to any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality.

(b) The Company is not and has never been a provider under Medicare or Medicaid and does not bill and has never billed Medicare or Medicaid for any services it has provided.

(c) In the five (5) year period immediately preceding the Execution Date and since the Execution Date, to the Knowledge of the Company, neither the Shareholders nor any of the Company’s employees have committed a violation of federal or state laws regulating health care fraud, including the Anti-Kickback Laws, the Stark Laws and the False Claims Act which violation relates in any material respect to the business operations of the Company.

2.25 HIPAA. The Company is in compliance with the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder (“HIPAA”), as of the applicable effective dates for such requirements.

2.26 Solvency. The Company is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of the Company’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) the Company is able to pay its debts or obligations in the ordinary course as they mature; and (c) the Company has capital sufficient to carry on its businesses and all businesses which it is about to engage.

2.27 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Shareholders or the Company, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees or other commissions as to which the Shareholders shall have full responsibility and, with respect to such fees or commissions, Purchaser shall not have any liability.

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2.28 No Misrepresentations. The representations, warranties and statements made by the Company and the Shareholders in this Agreement (including any Disclosure Schedule, Exhibit or certificate furnished by the Shareholders or the Company in accordance with the terms of this Agreement) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

2.29 Improper Payments. None of the Company, the Shareholders or any director, officer, employee or agent of the Company has made any bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with the Company and has not proposed or offered to make or receive any such illegal payments.

2.30 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing outstanding liabilities of the Company as of May 31, 2005, have been delivered or made available to Purchaser by the Company. Except as reflected in Schedule 2.30, as of May 31, 2005, the Company has no indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due. Schedule 2.30 hereto sets forth each liability of the Company as of May 31, 2005. At the Closing, Schedule 2.30 shall set forth each liability of the Company as of the Effective Time. As of the Effective Time, the Company has no indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those liabilities included in the calculation of Net Assets under Section 1.10 hereof.

2.31 No Other Representations or Warranties. Except to the extent set forth in this Article 2, the Company and the Shareholders have not made, nor make, and expressly disclaim, any representation or warranty of any kind or character, express or implied, oral or written, past present or future, with respect to the Shares, the transactions contemplated hereby or the matters set forth herein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Shareholders to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to the Shareholders as to the following matters as of the Execution Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date and the Effective Time:

3.1 Authority. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.2 Authorization/Execution. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution,

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delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by, and enforceability against, the Company and the Shareholders, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

3.3 Organization and Good Standing; No Violation.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Purchaser; (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser.

3.4 Legal Proceedings. There is no order or action pending, or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its respective properties or assets.

3.5 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of the consummation of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Purchaser’s tangible assets is in excess of the total amount of its liabilities; (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its business and all businesses which it is about to engage.

3.6 No Conflicts; Consents. Except as provided in Schedule 3.6, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Purchaser, (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a material breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a

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material default) under, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser.

3.7 Availability of Funds; Performance of Obligations. Purchaser has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. Purchaser has the ability to perform and discharge all of its obligations under this Agreement.

3.8 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Purchaser shall have full responsibility and, with respect to such fees or commissions, the Shareholders shall not have any liability.

ARTICLE 4

COVENANTS OF THE SHAREHOLDERS

4.1 Access and Information; Inspection Period, Preparation of Exhibits and Disclosure Schedules. From the Execution Date through the Closing, the Shareholders shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Company. From the Execution Date through the Closing, the Shareholders shall furnish Purchaser with such additional financial and operating data and other information as to businesses and properties of the Company as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser agrees that Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Company. Such access may include consultations with the personnel of the Company.

4.2 Conduct of Business. On and after the Execution Date and prior to the Closing, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, the Shareholders and the Company shall, with respect to the operation of the Company:

(a) carry on the Company’s businesses in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance,

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accounting policies (unless the Company is required to adopt such changes under GAAP), Tax elections or Tax returns or real or personal property;

(b) maintain the assets of the Company in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of its material obligations under agreements relating to or affecting the Company, its operations or its assets;

(d) keep in full force and effect present insurance policies or other comparable self-insurance; and

(e) use commercially reasonable efforts to maintain and preserve the Company’s business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relationships with the Company.

4.3 Negative Covenants. From the Execution Date until the Closing, with respect to the operation of the Company, the Shareholders and the Company shall not, without the prior written consent of Purchaser or except as may be required by law:

(a) amend or terminate any of the Contracts, enter into any new contract or commitment, or incur or agree to incur any liability;

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with the Company’s customary personnel policies;

(c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the assets of the Company;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business;

(e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress; or

(f) take any action outside the ordinary course of business.

For purposes of this Section 4.3, the Company and the Shareholders shall be deemed to have obtained Purchaser’s prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if the Company and the Shareholders give Purchaser written notice of a proposed action and the Company and the Shareholders do not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives the written notice.

4.4 Consents. The Shareholders and the Company shall use commercially reasonable efforts to obtain all Contract Consents and shall cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser’s efforts to obtain all other consents, approvals, authorizations,

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clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement.

4.5 Additional Financial Information. Within fifteen (15) calendar days following the end of each calendar month after the Execution Date and prior to Closing, the Shareholders shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income prepared in accordance with Company Historical GAAP with respect to the operation of the Company for each month then ended, together with corresponding year-to-date amounts.

4.6 No-Shop. From and after the Execution Date until the earlier of the Closing Date or the termination of this Agreement, the Shareholders shall not, without the prior written consent of Purchaser: (a) offer for sale or lease the assets of the Company or the Shares (or any material portion thereof); (b) solicit offers to buy all or any material portion of the assets of the Company or the Shares; (c) hold discussions with any Party (other than Purchaser) relating to such an offer or solicitation; or (d) enter into any agreement with any Party (other than Purchaser) with respect to the sale or other disposition of the assets of the Company or the Shares.

4.7 Shareholders’ Efforts to Close. The Shareholders shall use their commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that the Shareholders’ actions or inaction can control or influence the satisfaction of such conditions.

4.8 Updating of Disclosure Schedules.

(a) The Shareholders shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Disclosure Schedules delivered by the Shareholders under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Disclosure Schedules. No notification of a change or addition to a Disclosure Schedule made pursuant to this Section 4.8 shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless in any such case Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless in any such case Purchaser specifically agrees thereto in writing; provided, however, that in the event the Shareholders have so notified Purchaser by the delivery of appropriate updates to the Disclosure Schedules, and Purchaser proceeds with the Closing and does not terminate this Agreement, then Purchaser shall be deemed to have agreed to such revised Disclosure Schedules or to have waived such condition, as the case may be. In the event Purchaser does so agree in writing or is deemed to have so agreed by proceeding with the Closing, then the applicable Disclosure Schedule shall be deemed changed or modified or the condition waived, as the case may be, as set forth in the notification from the Shareholders for all purposes of this Agreement. Nothing contained herein shall be deemed to create or impose on

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Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by the Shareholders or the Company herein.

(b) Certain Disclosure Schedules to the Agreement set forth exceptions to the representations, warranties and other agreements made by Shareholders in the Agreement and are intended to qualify such representations, warranties and agreements. The information expressly set forth in a Disclosure Schedule with respect to any section of the Agreement shall also be deemed to qualify each other section of the Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Disclosure Schedule), so long as application to such section is reasonably discernible from such disclosure. Notwithstanding the foregoing, the representations, warranties and other agreements of a Party set forth in the Agreement shall not be affected, modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in a Disclosure Schedule unless the reference on the face of the Disclosure Schedule expressly indicates how such agreement or document limits the scope of a representation, warranty or other agreement of the Party set forth in the Agreement.

4.9 Code Section 338(h)(10) Election. The Company and each of the Shareholders shall join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of Company stock hereunder (collectively the “Code Section 338(h)(10) Election”). The Shareholders shall include any income, gain, loss, deduction or other Tax item resulting from the Code Section 338(h)(10) Election on their Tax returns to the extent required by applicable law. The Shareholders shall also pay any Tax imposed on the Company attributable to the making of the Code Section 338(h)(10) Election, including, without limitation, (i) any Tax imposed under Code Section 1374 or (ii) any state, local or foreign Tax imposed on the Company’s gain, and the Shareholders shall indemnify the Purchaser and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

4.10 S Corporation Status. The Company and the Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Shareholders shall not take or allow any action (other than the sale of the Company stock pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or the Shareholders’ obligations under this Agreement to the extent that Purchaser’s actions or inaction can control or influence the satisfaction of such conditions.

5.2 Required Governmental Approvals. Purchaser (a) shall use commercially reasonable efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need, licenses and permits required to be

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obtained from governmental and regulatory authorities necessary for Purchaser to perform its obligations under this Agreement, cause all of its covenants and agreements to be performed, satisfied and fulfilled and operate the Company after the Closing; and (b) will provide such other information and communications to governmental and regulatory authorities as the Shareholders or such authorities may reasonably request.

5.3 Confidentiality. Until Closing, Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless specifically compelled to disclose by judicial or administrative process, all Confidential Information, and Purchaser shall not disclose the Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser’s obligations set forth in the immediately preceding sentence shall apply (a) between the Execution Date and the Effective Time with respect to Confidential Information which is among the assets of the Company and (b) after the Effective Time for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, “Confidential Information” shall mean (x) all information of any kind concerning the Company or the business of the Company, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to the Company or any Affiliate of the Company to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith, and (y) all “Individually Identifiable Health Information,” as such term is defined in 45 CFR §160.102 of patients and others receiving services from the Company. In the event of any termination, expiration or removal of this Agreement, Purchaser shall, in addition to complying with the covenant of nondisclosure set forth in this Section 5.4, return to the Company any and all Individually Identifiable Health Information in Purchaser’s possession without retaining copies thereof.

5.4 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.3 above are reasonable and necessary to protect the legitimate interests of the Company and the Shareholders. The Parties also hereby acknowledge and agree that any breach of Section 5.3 would result in irreparable injury to the Company and the Shareholders and that any remedy at law for any breach of Section 5.3 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the Parties hereto agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, (a) the Company and the Shareholders may be granted temporary or permanent injunctive relief, (b) the Company and the Shareholders shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and (c) the Company and the Shareholders shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by the Company and the Shareholders in enforcing the restrictions contained in Section 5.3.

5.5 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by the Shareholders or the Company with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the assets of the Company are located and all other similar laws applicable to bulk sales and transfers.

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS

The Shareholders’ obligations to sell the Shares and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by the Shareholders in whole or in part at or prior to the Closing:

6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct at the date of this Agreement, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

6.2 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by it pursuant to the provisions of this Agreement, and Horizon Health Corporation shall have executed and delivered the Parent Guaranty. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.2, as it relates to the delivery of the Purchase Price, unless Purchaser initiates the wire transfer of the amount set forth in Section 1.3 to the Shareholders, and provides to the Shareholders a Federal Reserve wire reference number with respect thereto, on or before 3:00 p.m. (Central time) on the Closing Date.

6.3 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

6.4 Governmental Authorizations. The Shareholders and the Company shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for the Shareholders and the Company to complete the transactions contemplated by this Agreement. Purchaser shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Company by Purchaser after the Closing. All consents, waivers, and estoppels of third parties which are reasonably necessary, in the opinion of the Shareholders, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to the Shareholders.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Shares and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

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7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Shareholders and the Company in this Agreement shall have been true and correct on the date of this Agreement, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. The Shareholders and the Company shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing.

7.2 Governmental Authorizations. Purchaser shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Company by Purchaser after the Closing. The Shareholders and the Company shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for the Shareholders and the Company to complete the transaction contemplated by this Agreement. All consents, waivers and estoppels of third parties which are reasonably necessary, in the opinion of Purchaser, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Purchaser.

7.3 Signing and Delivery of Instruments. The Shareholders and the Company shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

7.5 No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the Shares or the business of the Company between the Execution Date and the Closing Date.

7.6 Required Consents. The Contract Consents shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the Party or Parties entitled to the benefit thereof.

7.7 Disclosure Schedules. The Shareholders and the Company shall have promptly and fully updated the Disclosure Schedules hereto.

7.8 Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall be simultaneously consummated with the closing under this Agreement.

7.9 Termination of Plans. The Shareholders and the Company shall have caused the termination of all Plans of the Company, including the PsychManagement Group, Inc. Supplemental Employment Retirement Plan dated as of October 1, 2001 (“SERP”), without any liability on the part of the Company and with the written binding consent of all of the Plans’ participants.

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7.10 Amendment of Split-Dollar Agreements. The Company’s Split-Dollar Agreements for James P. Terry and Karen B. Yost (the “Split-Dollar Agreements”) shall be amended so that neither Mr. Terry nor Ms. Yost will have any interest in the cash values of the life insurance policies covered by the Split-Dollar Agreements until he or she has 10 years of service with the Company as is currently required under the SERP.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of the Parties;

(b) by the Shareholders if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by the Shareholders or (ii) cured by Purchaser to the reasonable satisfaction of the Shareholders within fifteen (15) business days after notice from the Shareholders to Purchaser which describes the nature of such breach;

(c) by Purchaser if a material breach of this Agreement has been committed by the Shareholders or the Company and such breach has not been (i) waived in writing by Purchaser or (ii) cured by the Shareholders and the Company to the reasonable satisfaction of Purchaser within fifteen (15) business days after notice from Purchaser to the Shareholders of a written notice which describes the nature of such breach;

(d) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Article 7 is or becomes impossible and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) the Shareholders’ and/or the Company’s failure to provide their respective closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

(e) by the Shareholders if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in Article 6 is or becomes impossible and the Shareholders have not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of the Shareholders or the Company to comply with their respective obligations under this Agreement or (ii) Purchaser’s failure to provide its closing deliveries on the Closing Date as a result of the Shareholders or the Company not being ready, willing and able to close the transaction on the Closing Date); or

(f) by either Purchaser or the Shareholders if the Closing has not occurred (other than through the breach by the Party seeking to terminate this Agreement of its obligations under this Agreement) by August 31, 2005.

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8.2 Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, (a) all further obligations of the Parties under this Agreement shall terminate, except that the obligations in Sections 5.3 (Confidentiality), 12.4 (Governing Law), 12.8 (Confidentiality and Publicity), and 12.10 (Expenses and Attorneys’ Fees) shall survive, (b) each Party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.10, and (c) nothing shall prevent any Party hereto from pursuing any of its legal rights or remedies that may be granted to any such Party by law against any other Party to this Agreement.

ARTICLE 9

POST-CLOSING MATTERS

9.1 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall keep and preserve all books and records which are among the assets of the Company as of the Effective Time. Purchaser will afford to the representatives of the Shareholders, including their counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time during normal business hours after the Effective Time, to the extent reasonably needed by the Shareholders for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Company, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.1(a), Purchaser shall provide written notice to the Shareholders of Purchaser’s intention no later than ninety (90) calendar days prior to the date of such intended destruction or disposal. The Shareholders shall have the right, at their sole cost, to take possession of such documents during such ninety (90) calendar day period. If the Shareholders do not take possession of such documents during such ninety (90) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such ninety (90) calendar day period.

(b) Purchaser and its representatives shall be given access by the Shareholders during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by the Shareholders pertaining to any of the Shares or with respect to the operation of the Company prior to the Effective Time.

9.2 Provision of Benefits of Certain Contracts. If, as of the Effective Time, the Shareholders have not obtained a required consent to the assignment or transfer of a Contract to Purchaser or Purchaser is unable to enter into a new third party contract with respect to such Contract, until such consent is obtained or a new third party contract is obtained, the Shareholders shall use reasonable commercial efforts to provide Purchaser the benefits of such Contract and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser. Purchaser shall use reasonable commercial efforts to perform, on behalf of

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the Company, the obligations of the Company under such Contract or in connection therewith, limited to those obligations of the Company thereunder, but only to the extent that such action would not result in a material default under the applicable Contract and such obligation would have been an obligation of Purchaser had it received consent to the assignment of such Contract or had entered into a new third party contract on substantially similar terms as the applicable Contract.

9.3 Employee Matters. As of the Effective Time, the Company shall terminate all of its employees, and, as of the Effective Time, Purchaser shall cause the Company to offer employment to certain employees of the Company on mutually agreeable terms. The term “Hired Employee” as used in this Agreement shall mean all employees of the Company who accept employment with the Company as of the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Purchaser with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. In respect of the Hired Employees employed by the Company after the Effective Time, Purchaser shall provide such Hired Employees with employee benefits consistent with the benefits generally offered to similarly situated employees of Purchaser’s parent corporation, Horizon Health Corporation, and, to the extent such benefits are based, in whole or in part, on service with such employer, the Purchaser shall recognize the existing seniority and service with Seller of all such employees for benefits purposes and shall provide credit under such plans for purposes of determining eligibility and vesting and the rate of benefit accrual (but not actual benefit accrual); provided, however, that no such credit need be given in respect of any new plan commenced or participated in by the employer in which no prior service credit is given or recognized to or for other plan beneficiaries. Notwithstanding the foregoing, the employee benefit plans of the Purchaser shall include waiver of preexisting condition exclusions for Hired Employees and their dependents and recognize or provide credit for all deductibles paid by such Hired Employees during the current period while in the employ of the Company before the Effective Time. Moreover, Purchaser shall honor and assume the liabilities with respect to each Hired Employee’s rights in respect of accrued paid time off and ESL. Any current or future plans created by Purchaser that provide for benefit and vesting service to the Company employees from their original date of hire shall include all vesting and benefit service credit as would be included by recognizing such Hired Employees original date of hire as recognized by the Company before the Effective Time. The service credited under Purchaser’s welfare and other benefit plans will include all service credited under the welfare and other benefit plans of the Company and its Affiliates, respectively.

9.4 Post-Closing Operations of the Company. Purchaser agrees to maintain the separate corporate existence of the Company until the Second Variable Payment Date. From the Closing Date through the Second Variable Payment Date, Purchaser shall not operate the Company in a manner inconsistent with commercially reasonable practices nor do anything in bad faith with the intent to decrease the Contribution to EBITDA. Such covenant of Purchaser shall not prohibit Purchaser from ceasing any operations if it would not be commercially reasonable to continue such operations. Purchaser shall also comply with those certain covenants set forth in Schedule 1.8 hereto.

9.5 Certain Employee Matters. The Shareholders shall be responsible to provide continuation coverage pursuant to the requirements of Code Section 4980B and Treasury

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regulations thereunder and Part 6 of Title I of ERISA (“COBRA Coverage”) to any qualified beneficiaries under any Plan required to provide COBRA Coverage. Purchaser shall be responsible in accordance with the requirements of Code Section 4980B and Treasury regulations thereunder and Article 6 of Title I of ERISA to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which such employees become Hired Employees and who become qualified beneficiaries of the Company health plan subject to COBRA Coverage.

9.6 Payment of Premiums. The Parties agree that the premiums, costs and expenses under the Split-Dollar Agreement between the Company and Mr. Terry will be paid by the Shareholders for the first and second years after the Closing of this Agreement and that any premiums, costs, expenses and other obligations arising thereafter under the Split-Dollar Agreement between the Company and Mr. Terry shall be assumed and paid by the Company. The Parties further agree that all premiums, costs, expenses and obligations due under the Split-Dollar Agreement between the Company and Ms. Yost will continue to be paid by the Company after the Closing of this Agreement.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser, the Shareholders and the Company, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and the Shareholders, respectively. All representations and warranties of Purchaser, the Shareholders and the Company shall continue to be fully effective and enforceable following the Effective Time for two (2) years and shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such two (2) year period an outstanding notice of a claim made in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved. Notwithstanding the above, the representations and warranties contained in Sections 2.6, 2.8, 2.22 and 2.24 and the rights to indemnity set forth in Section 10.2 hereof with respect to such representations and warranties and also with respect to indemnification under Section 10.2(a)(iii), (iv) and (vi) shall continue to be fully effective and enforceable for the respective statute of limitations applicable to any such claim.

10.2 Indemnification of Purchaser by Shareholders.

(a) Indemnification. The Shareholders, jointly and severally, shall keep and save Purchaser and Purchaser’s officers, directors, employees, agents and other representatives and the Company and the Company’s officers, directors, employees, agents and other representatives forever harmless from and shall indemnify and defend Purchaser and the Company against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of the Shareholders or the Company under this Agreement or any documents delivered pursuant hereto, (ii) any breach or default by the Shareholders or the

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Company of any covenant or agreement of the Shareholders or the Company under this Agreement or any documents delivered pursuant hereto, (iii) all Taxes of the Company and its Subsidiaries incurred in or attributable to the period ending or deemed to end on or prior to the Closing Date (referred to herein as “Tax Claims”), (iv) any professional liability claim arising out of the business operations of the Company prior to the Effective Time, (v) the Company’s or the Shareholders’ failure to comply with any applicable bulk sales law, (vi) any claim by a third party with respect to any act or omission, which claim has accrued, arisen, or come into existence at any time prior to the Effective Time, (vii) the existence of any liability or obligation of the Company which is not included in the calculation of Net Assets as of the Effective Time under Section 1.10 hereof, and (viii) any matter disclosed in Schedule 10.2(a). No provision in this Agreement shall prevent the Shareholders from pursuing any of their respective legal rights or remedies that may be granted to the Shareholders by law against any person or legal entity other than Purchaser.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, the Shareholders shall be under no liability to indemnify Purchaser or the Company under Section 10.2(a) and no claim under Section 10.2(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Purchaser to the Shareholders in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair the Shareholders’ ability to defend their respective rights, mitigate damages, seek indemnification from a third party or otherwise protect their respective interests within the Survival Period;

(ii) to the extent that any Damages may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.2(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify the Shareholders pursuant to Section 10.3;

(iv) to the extent related to a claim under Section 10.2(a)(i) or a claim under Section 10.2(a)(ii) for the Shareholders’ or the Company’s breach of any covenant required to be performed or satisfied at or prior to Closing, accrue to Purchaser unless the liability of the Shareholders or the Company in respect of any single claim or multiple claims in the aggregate exceeds Fifty Thousand Dollars ($50,000) (a “Relevant Claim”) in which event Purchaser shall be entitled to seek indemnification for the total amount of the Relevant Claim(s); or

(v) to the extent that Purchaser had actual knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by the Shareholders or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time.

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(c) Damages Cap. Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of the Shareholders to Purchaser under this Agreement shall not exceed the aggregate Purchase Price paid by Purchaser to the Shareholders.

10.3 Indemnification of Shareholders by Purchaser.

(a) Indemnification. Purchaser shall keep and save the Shareholders forever harmless from and shall indemnify and defend the Shareholders against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement, (ii) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (iii) any professional liability claim arising out of the business operations of the Company on and after the Effective Time, and (iv) any claim by a third party with respect to any act or omission of Purchaser in connection with the operation of the Company, which claim has accrued, arisen or come into existence at any time after the Effective Time. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than the Shareholders.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify the Shareholders under Section 10.3(a) and no claim under Section 10.3(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of the Shareholders to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent that any Damages may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.3(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent related to a claim under Section 10.3(a)(i) or a claim under Section 10.3(a)(ii) for Purchaser’s breach of any covenant required to be performed or satisfied at or prior to Closing, but expressly not with respect to any payment due under Section 1.8 or Section 1.9 of this Agreement, accrue to the Shareholders unless and only to the extent that the actual liability of Purchaser in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event the Shareholders shall be entitled to seek indemnification for the total amount of the Relevant Claim(s); or

(iv) to the extent that either of the Shareholders had actual knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Purchaser or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time.

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10.4 Method of Asserting Claims. All claims for indemnification under this Article 10 by any person entitled to indemnification (an “Indemnified Party”) under this Article 10 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a person other than the Shareholders, Purchaser or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the above provisions of this Section 10.4(a)(i), in the event of a Tax Claim, any compromise or settlement of proceedings shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld).

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party

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pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.4(a)(ii). Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party

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agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

10.5 Right of Offset. In addition to any other rights provided under this Agreement, Purchaser shall be entitled to offset the amount of any indemnification claims against the Shareholders that have been resolved on or before the First Variable Payment Date against Variable Payment A and/or Variable Payment C. Any claims that have been asserted on or before the First Variable Payment Date but are not resolved prior to the First Variable Payment Date may be offset against Variable Payment A and/or Variable Payment C if Purchaser shall deposit such withheld funds in an escrow account with a national bank to be held until receipt of joint disbursement directions signed by the Shareholders and Purchaser or upon the resolution of such unresolved claims. Purchaser shall be entitled to offset the amount of any indemnification claims against the Shareholders that have been resolved on or before the Second Variable Payment Date against Variable Payment B and/or Variable Payment D. Any claims that have been asserted on or before the Second Variable Payment Date but are not resolved prior to the Second Variable Payment Date may be offset against Variable Payment B and/or Variable Payment D if Purchaser shall deposit such withheld funds in an escrow account with a national

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bank to be held until receipt of joint disbursement directions signed by the Shareholders and Purchaser or upon the resolution of such unresolved claims. The rights of offset described in this Section 10.5 shall not be the sole and exclusive remedy of Purchaser.

10.6 Exclusive Remedy. Other than claims for fraud or equitable relief (which claims are nevertheless subject to the time limitation set forth in Section 10.1), any claim for indemnification arising under this Agreement shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10. If the Shareholders and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal in accordance with the provisions of this Article 10.

ARTICLE 11

TAX AND COST REPORT MATTERS

11.1 Tax Matters.

(a) After the Closing Date, the Parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities attributable to the Company for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations (including extensions thereof). The Parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting Party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(b) The Purchase Price (and the elements thereof) shall be allocated among the assets of the Company in accordance with Schedule 11.1(b). The Shareholders and the Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the deemed purchase and sale of the assets of the Company contemplated by the Code Section 338(h)(10) Election for federal and state Tax purposes in accordance with such allocations, and not to take any position (whether in Tax returns, Tax audits, or other Tax proceedings), which is inconsistent with such allocations without the prior written consent of the other Parties.

(c) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Purchaser shall permit the Shareholder to review and comment on each such Tax return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax returns in a manner consistent with the Schedule K-1’s furnished by the Company to the Shareholders for such periods.

(d) The Parties agree that (A) all Taxes attributable to or payable with respect to a period ending, or deemed to end, on or prior to the Closing Date with respect to the Company shall be borne by, shall be the responsibility of and shall be paid by the Company and the Shareholders and (B) all other Taxes with respect to the Company shall be borne by, shall be

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the responsibility of and shall be paid by the Purchaser, its shareholders and Affiliates as required by applicable law.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

12.2 Further Assurances and Cooperation. Each Party shall execute, acknowledge and deliver to the other Parties any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by the other Parties at any time and shall take any and all other actions reasonably requested by the other Parties at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Purchaser, the assets of the Company. After consummation of the transactions contemplated in this Agreement, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Purchaser; provided, however that Horizon Health Corporation provides a replacement Guaranty in form and substance substantially similar to the Parent Guaranty provided herewith.

12.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of West Virginia as applied to contracts made and to be performed entirely within the State of West Virginia. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.

12.5 Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

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12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to the Shareholders:	Scott C. Stamm and Patrick D. Burrows
1230 6th Avenue
Post Office Box 1875
Huntington, West Virginia 25315-1835
Facsimile No.: (304) 526-9140

With a copy to:	Giordano, Halleran & Ciesla, P.C.
U.S. Postal Service Address:
P.O. Box 190
Middletown, New Jersey 07748

or:

Hand Delivery and Overnight Service Address:
125 Half Mile Road
Red Bank, New Jersey 07701
Attention: Paul T. Colella and Patrick S. Convery
Facsimile No.: (732) 224-6599

If to Purchaser or the Company:	HHC River Park, Inc.
c/o Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4060

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Facsimile No.: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Facsimile No.: (214) 651-4330

or at such other address for a Party as such Party may designate by notice hereunder to the other Parties.

12.7 Headings. The section and other headings contained in this Agreement, the Disclosure Schedules, and the Exhibits to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, the Disclosure Schedules and Exhibits hereto.

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12.8 Confidentiality and Publicity. The Parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each Party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other Parties; provided, however, each Party shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities as reasonably required or necessary. Accordingly, Purchaser and the Shareholders shall not discuss with, or provide nonpublic information to, any third party (except for such Party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any Party hereto who agree to be bound by the confidentiality provisions of this Agreement, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of the Shareholders and Purchaser; or (c) as otherwise required by applicable law.

12.9 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person not a Party to this Agreement.

12.10 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each Party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees.

12.11 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof but only by a written notice signed by the Party expressly waiving such term, covenant or condition. The subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

12.12 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed and delivered as of the day and year first above written.

PURCHASER:

HHC RIVER PARK, INC., a West Virginia corporation

By:	/s/ David K. White
	Name:	David K. White
	Title:	Sr. Vice President

THE SHAREHOLDERS:

/s/ Scott C. Stamm
SCOTT C. STAMM

/s/ Patrick D. Burrows
PATRICK D. BURROWS

COMPANY:

PSYCHMANAGEMENT GROUP, INC., a West Virginia corporation

By:	/s/ Scott C. Stamm
	Name:	Scott C. Stamm
	Title:	President

STOCK PURCHASE AGREEMENT – Page 44